UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Stamm, Keith G
   20 W 9th Street MS 3-426


   Kansas City, MO  64105
2. Issuer Name and Ticker or Trading Symbol
   Aquila, Inc. (ILAC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   05/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Pres & COO Global Netwk Group
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/12/02    M        3,846.0000    A  $23.250000                  D  Direct
Common Stock                                  03/14/02    M        2,136.0000    A  $23.250000                  D  Direct
Common Stock                                  03/14/02    S        2,096.0000    D  $24.126540                  D  Direct
Common Stock                                  03/15/02    B        20,004.0000   A               68,106.7270    D  Direct
Common Stock                                                                                     29,324.0000    I  Stamm Family LP
Common Stock                                                                                     3,098.0502     I  by Spouse
Common Stock                                                                                     4,884.0227     I  by trust 401K
Common Stock                                                                                     1,629.1249     I  by trust CAP Plan

Common Stock                                                                                     2,543.8697     I  by trust SCP

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $23.250000      03/12/02       M                          3,846.0000       03/12/00     03/12/09
(right to buy)
Non-Qualified Stock Option     $23.250000      03/14/02       M                          2,136.0000       03/12/00     03/12/09
(right to buy)
Non-Qualified Stock Option     $29.785000                                                                              04/09/04
(right to buy)
Non-Qualified Stock Option     $18.500000                                                                              02/04/07
(right to buy)
Non-Qualified Stock Option     $19.041700                                                                              02/02/03
(right to buy)
Non-Qualified Stock Option     $19.125000                                                                              02/01/10
(right to buy)
Non-Qualified Stock Option     $19.375000                                                                              02/06/06
(right to buy)
Non-Qualified Stock Option     $21.083300                                                                              02/02/04
(right to buy)
Non-Qualified Stock Option     $23.083300                                                                              02/02/09
(right to buy)
Non-Qualified Stock Option     $16.312500                                                                 03/10/03     03/10/10
(right to buy)
Non-Qualified Stock Option     $23.562700                                                                              02/02/98
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     03/12/02  Common Stock                   3,846.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     03/14/02  Common Stock                   2,136.0000                0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   26,178.0000               26,178.0000   D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   17,100.0000               17,100.0000   I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   675.0000                  675.0000      I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   21,000.0000               21,000.0000   I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   9,072.0000                9,072.0000    I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   2,250.0000                2,250.0000    I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   30,000.0000               30,000.0000   I   Stamm Family LP
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,963.0000                6,963.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   22,500.0000               22,500.0000   I   Stamm Family LP
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Sara Henning
    For: Keith G. Stamm
DATE 05/14/02